Exhibit 5.1.1

Kelly Hart & Hallman

201 Main Street

Fort Worth, Texas 76102

June 30, 2006

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-3

Dear Ladies and Gentlemen:

This firm has acted as counsel to XTO Energy Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-3, Registration No. 333-135136 (the “Registration Statement”), of the offer and sale from time to time by certain of the Company’s shareholders of up to an aggregate of 2,555,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

In connection with this opinion, we have made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and complete copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation (other than the Company) were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The Company was incorporated, exists and is in good standing under the laws of the State of Delaware.

2. The shares of Common Stock are validly issued, fully paid and non-assessable.

XTO Energy Inc.

June 30, 2006

This opinion is further limited and qualified in all respects as follows:

This opinion is specifically limited to matters of the existing laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Validity of Offered Securities” in the Prospectus Supplement constituting a part of such Registration Statement. In giving such consent, we do not admit that we come within the category of persons required to give a consent under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully Submitted,

/s/ Kelly Hart & Hallman

KELLY HART & HALLMAN LLP